Exhibit 8

STATEMENT

RAPHAEL MANHÃES MARTINS, Brazilian, single, lawyer, taxpayer identification number CPF 096.952.607-56. Identity n° 147.187 OAB/RJ, with address at Rua Araújo Porto Alegre, no. 36, room 1102, Rio de Janeiro - RJ, as provided in article 147, § 4, of Act No. 6,404/1976, as amended by Act No. 10,303/2001, and by CVM Instruction No. 367 of May 29, 2002, is aware that he will be appointed to exercise the position of member of the Fiscal Council of OI S.A., company with headquarters and jurisdiction in Rio de Janeiro, State of Rio de Janeiro, at Rua do Lavradio, n° 71 - Centro, taxpayer identification number CNPJ/MF 76.535.764/0001-43 hereafter simply referred to as “OI”, states, under penalty of the law and for all legal purposes, that: (i) he is not prevented by special law, or convicted of a bankruptcy offence, of malfeasance, bribery, graft, embezzlement, against the economy, public faith or property, or the criminal penalty preventing, even if temporarily, the access to public offices, as provided for in paragraph 1 of article 147 of Law No. 6.404/1976; (ii) he is not condemned to the penalty of suspension or temporary disqualification applied by the Securities and Exchange Commission, that causes him to be ineligible for public company management positions, as established in paragraph 2 of art. 147 of Law No. 404/76;  (iii) to the best of my knowledge, he complies with the requirement of an unblemished reputation established by Paragraph 3 of Article 147 of Act No. 6,404/1976; and (iv) does not occupy a position in a company that may be considered a competitor of the company, and does not have, nor represent, an interest that conflicts with that of the company, in accordance with clauses 1 and 11 of § 3 of Article 147 of Act No. 6.404/1976.

I also declare, under the penalties of the law, under the terms of art. 10 of ICVM 481/09 and pursuant to items 12.9 and 12.10 of the Reference Form included in Annex 24 of ICVM 552/14, that I do not have any marital relationship, steady union or kinship up to the 2nd degree with OI’s management members, its subsidiaries and its controlling shareholders, as well as, not having a subordination, service or control relationship, in the last three fiscal years, with a controlled company, indirect or direct controller, supplier, customer, OI’s debtors or creditors.

I declare, finally, that I am able to make these statements at the time of investiture.

Rio de Janeiro, April 22, 2019.

/s/ Raphael Manhães Martins

RAPHAEL MANHÃES MARTINS